UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2002

Commission File number: 0-19861

IMPERIAL CREDIT INDUSTRIES, INC.

CALIFORNIA (State or other jurisdiction of incorporation or organization)	95-4054791 (IRS Employer Identification Number)

23550 Hawthorne Boulevard, Building 1, Suite 210
Torrance, California 90505
(310) 373-1704

Item 5.    Other Events.

On June 15, 2002 the Imperial Credit Capital Trust 1, a wholly-owned subsidiary of Imperial Credit Industries, Inc. (“ICII” or the “Company”), failed to make the required principal and interest payments due on its Remarketed Par Securities (the “ROPES”) in the amount of $1,093,300. A holder of the ROPES has commenced a lawsuit in the United States District Court, Southern District of New York seeking payment of the ROPES.

On June 28, 2002, ICII failed to make the required principal and interest payments due on its 12% Senior Secured Notes due 2002 (the “Senior Secured Notes”) in the approximate amount of $23,100,000. On July 1, 2002, two holders of the Senior Secured Notes notified Wilmington Trust Company, the collateral agent, of such default. The default notice instructed the collateral agent to exercise certain of the remedies set forth in the security agreement among the holders of the Senior Secured Notes, ICII and Wilmington Trust. The Senior Secured Notes are secured by all of the issued and outstanding stock of Southern Pacific Bank (“SPB”).

On July 15, 2002, ICII failed to make interest make interest payments on its 9.875% Senior Notes due 2007 and its 9.75% Senior Notes due 2004.

The 12% Senior Secured Notes due 2005 (the “Exchange Notes”) contain “cross default” provisions. Accordingly, the default by ICII under obligations described above may have constituted a default under the Exchange Notes. In addition, interest on the Exchange Notes is due July 31, 2002. ICII does not intend on making these interest payments.

ICII is currently working with its investment banking advisors and is in negotiations with certain of its debt holders on various alternatives to restructure the debt and capital structure of ICII. There can be no assurances that ICII will reach an agreement to restructure its debt and capital structure.

On February 1, 2002, the Federal Deposit Insurance Corporation delivered a Prompt Corrective Active notice to SPB pursuant to the FDIC’s prompt corrective action regulations. As a result, SPB was required to submit a plan to restore SPB to a “well capitalized” level. On May 24, 2002, SPB received approval from the FDIC of its revised capital restoration plan (the “Capital Plan”) dated May 9, 2002 and amended by letter dated May 24, 2002. ICII has guaranteed the implementation of the Capital Plan. ICII and SPB anticipate that they will propose a further amendment to the Capital Plan. Any amendment to the Capital Plan must be approved by the FDIC. There can be no assurance that the FDIC will approve any amendments to the Capital Plan.

SPB has entered into an agreement pursuant to which it will sell approximately $151 million of classified assets, including $53.2 million of non-accrual loans. This sale is subject to a number of conditions, including approval of the transaction by the FDIC and the California Department of Financial Institutions (the “DFI”). There can be no assurance that the conditions will be satisfied.

There can be no assurance that SPB will be able to implement the Capital Plan, or that if it is able to do so, it will thereafter be able to meet either the interim or final capital targets specified in its regulatory orders from the FDIC and the DFI. The ability of SPB to comply with the Capital Plan is subject to substantial uncertainty, including the uncertainty regarding satisfaction of the many conditions to consummation of the transactions contemplated therein. If SPB is unable to remain in compliance with its Capital Plan, its regulators could severely restrict the operations of SPB, or impose additional sanctions, including the appointment of a conservator or receiver. In such case an investment in ICII would likely become worthless.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 15, 2002

IMPERIAL CREDIT INDUSTRIES, INC.

By:	/s/ Rudolf Guenzel

Chief Executive Officer